EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2024 Results

•Net Income of $107.7 Million and Earnings Per Share of $11.23
•Petroleum Additives Shipments Up 4.7%
•Acquisition of American Pacific Corporation Completed in January

Richmond, VA, April 24, 2024 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2024.

Net income for the first quarter of 2024 was $107.7 million, or $11.23 per share, compared to net income of $97.6 million, or $10.09 per share, for the first quarter of 2023.

Petroleum additives sales for the first quarter of 2024 were $677.3 million, compared to $700.0 million for the same period in 2023. Petroleum additives operating profit for the first quarter of 2024 was $150.9 million, compared to $132.1 million for the first quarter of 2023. The increase in petroleum additives operating profit was mainly due to lower raw material and operating costs, partially offset by lower selling prices and product mix. Shipments between quarterly periods were up 4.7% with increases in both lubricant additives and fuel additives across all regions except Latin America, which reported a decrease in lubricant additives shipments, and North America, which reported a decrease in fuel additives shipments.

We are pleased with the strong performance of our petroleum additives business during the first quarter of 2024 – the sixth consecutive quarter with operating profit over $100 million. We are seeing evidence that our efforts to control operating costs are taking hold. Managing our operating costs, our inventory levels, and our portfolio profitability will remain priorities throughout 2024.

We completed the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024, for approximately $700 million. Our first quarter results include 76 days of AMPAC operations. The financial results of our AMPAC business are included in our new specialty materials segment. Specialty materials sales for the first quarter of 2024 were $17.0 million and we reported an operating loss of $5.0 million. The loss primarily results from the sale of the AMPAC finished goods inventory that we acquired. This inventory was recorded at fair market value on the acquisition date and sold during the first quarter, generating no margin. We may see substantial variation in quarterly results for AMPAC on an ongoing basis due to the nature of its business, and we anticipate full year results to be consistent with our pre-acquisition expectations.

We generated solid cash flows from operations during the quarter, we funded capital expenditures of $13.6 million and we paid dividends of $24.0 million. In February, our Board approved an 11% increase in our quarterly dividend rate.

The acquisition of AMPAC was funded by cash on hand and borrowings of approximately $690 million under our then existing revolving credit facility. On January 22, 2024, we replaced that facility with a new $900 million revolving credit facility and entered into a $250 million unsecured term loan. As of March 31, 2024, our Net Debt to EBITDA ratio was 1.9, which is within our target operating range of 1.5 to 2.0.

We anticipate continued strength in our petroleum additives segment. We also look forward to the ongoing integration of AMPAC into the NewMarket family of companies. We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, April 25, 2024, to review first quarter 2024 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 2, 2024, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 50270. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/50270. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2024	2023
Net Sales:
Petroleum additives	$677,264	$699,991
Specialty materials	17,047	0
All other	2,425	2,798
Total	$696,736	$702,789
Segment operating profit:
Petroleum additives	$150,909	$132,068
Specialty materials	(4,967)	0
All other	(81)	(975)
Segment operating profit	145,861	131,093
Corporate unallocated expense	(5,557)	(6,491)
Interest and financing expenses	(15,654)	(10,773)
Other income (expense), net	13,043	11,319
Income before income tax expense	$137,693	$125,148
Net income	$107,732	$97,583
Earnings per share - basic and diluted	$11.23	$10.09

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2024	2023
Net sales	$696,736	$702,789
Cost of goods sold	480,371	504,745
Gross profit	216,365	198,044
Selling, general, and administrative expenses	44,365	39,847
Research, development, and testing expenses	31,200	33,156
Operating profit	140,800	125,041
Interest and financing expenses, net	15,654	10,773
Other income (expense), net	12,547	10,880
Income before income tax expense	137,693	125,148
Income tax expense	29,961	27,565
Net income	$107,732	$97,583
Earnings per share - basic and diluted	$11.23	$10.09
Cash dividends declared per share	$2.50	$2.10

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$117,066	$111,936
Trade and other accounts receivable, less allowance for credit losses	464,687	432,349
Inventories	493,554	456,234
Prepaid expenses and other current assets	44,013	39,051
Total current assets	1,119,320	1,039,570
Property, plant, and equipment, net	761,685	654,747
Intangibles (net of amortization) and goodwill	768,918	124,642
Prepaid pension cost	377,941	370,882
Operating lease right-of-use assets, net	76,186	70,823
Deferred charges and other assets	53,449	48,207
Total assets	$3,157,499	$2,308,871
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$260,451	$231,137
Accrued expenses	72,668	76,546
Dividends payable	21,365	19,212
Income taxes payable	15,403	6,131
Operating lease liabilities	15,505	15,074
Other current liabilities	5,402	16,064
Total current liabilities	390,794	364,164
Long-term debt	1,279,457	643,622
Operating lease liabilities - noncurrent	59,713	55,058
Other noncurrent liabilities	275,247	168,966
Total liabilities	2,005,211	1,231,810
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,594,250 at March 31, 2024 and 9,590,086 at December 31, 2023)	1,406	2,130
Accumulated other comprehensive loss	(28,874)	(21,071)
Retained earnings	1,179,756	1,096,002
Total shareholders' equity	1,152,288	1,077,061
Total liabilities and shareholders' equity	$3,157,499	$2,308,871

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2024	2023
Net income	$107,732	$97,583
Depreciation and amortization	25,807	20,313
Cash pension and postretirement contributions	(2,727)	(2,290)
Working capital changes	(21,434)	9,795
Deferred income tax benefit	(3,899)	(4,932)
Capital expenditures	(13,564)	(11,881)
Acquisition of business, net of cash acquired	(683,924)	0
Net borrowings (repayments) under revolving credit facility	386,000	(46,000)
Proceeds from term loan	250,000	0
Dividends paid	(23,986)	(20,292)
Debt issuance costs	(2,251)	0
Repurchases of common stock	0	(28,479)
All other	(12,624)	(12,414)
Increase in cash and cash equivalents	$5,130	$1,403

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Three Months Ended March 31,
	2024	2023
Net Income	$107,732	$97,583
Add:
Interest and financing expenses, net	15,654	10,773
Income tax expense	29,961	27,565
Depreciation and amortization	25,255	19,966
EBITDA	$178,602	$155,887

Net Debt to EBITDA
	March 31,	December 31,
	2024	2023
Long-term debt, including current maturities	$1,279,457	$643,622
Less: Cash and cash equivalents	117,066	111,936
Net Debt	$1,162,391	$531,686

	Rolling Four Quarters Ended
	March 31,	December 31,
	2024	2023
Net Income	$399,013	$388,864
Add:
Interest and financing expenses, net	42,240	37,359
Income tax expense	102,494	100,098
Depreciation and amortization	81,909	76,620
EBITDA-Rolling Four Quarters	$625,656	$602,941

Net Debt to EBITDA	1.9	0.9